Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of The AES Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to certain accounting changes and an explanatory paragraph relating to the restatement described in Note 1), and management’s report of the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion on management’s assessment and an adverse opinion on the effectiveness of internal control over financial reporting because of multiple material weaknesses) dated April 4, 2006, appearing in the Annual Report on Form 10-K of The AES Corporation for the year ended December 31, 2005, and of our report dated June 29, 2005, appearing in the Annual Report on Form 11-K of Employees’ Thrift Plan of Indianapolis Power & Light Company for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

McLean, Virginia

June 19, 2006